Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2019

Fourth Quarter, Full-Year Financial Results

Stroudsburg, PA. – October 23, 2019 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.8 billion asset financial institution providing full service retail and commercial banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the three months and 12 months ended September 30, 2019.

Net income was $3.7 million, or $0.35 per diluted share, for the three months ended September 30, 2019, compared with $3.1 million, or $0.28 per diluted share, for the three months ended September 30, 2018. For the 12 months ended September 30, 2019, net income was $12.6 million, or $1.18 per diluted share, compared with $6.5 million or $0.60 per diluted share, for the year ended September 30, 2018. Results for the year ended September 30, 2018 reflect a one-time charge to income tax expense of $3.7 million recorded in the Company’s first fiscal quarter of 2018 related to the reduction in the carrying value of the Company’s deferred tax assets, which resulted from the reduction in the federal corporate income tax rate under the Tax Cuts and Jobs Act of 2017.

Gary S. Olson, President and CEO, commented: “The Company’s fiscal 2019 earnings performance reflected our strategy of growing commercial lending while reducing lower yielding investments and indirect auto loans, thereby generating higher interest income. The planned reduction in investments and indirect auto loans was the primary reason that our total assets declined during fiscal 2019. Our strategy also includes growing core deposits, decreasing borrowings and reducing operating expenses. We will continue our commitment to solid asset quality.

“Despite a flattening yield curve, the Company generated net income growth throughout the year, and we believe our earnings of $12.6 million in fiscal 2019 demonstrated the positive results of our strategy and growth initiatives. Even with investments to continue building our banking team to support growth, expanding technology to enhance efficiency and security, and relocating our Nazareth office, we reduced overall noninterest expense compared with fiscal 2018.

“Our team of talented, dedicated professionals were the key to driving the Company’s growth and performance, which enabled us to deliver value to shareholders that included expanded stockholders’ equity and consistent quarterly cash dividends.”

FISCAL FOURTH QUARTER, FULL YEAR 2019 HIGHLIGHTS

•

Increased year-over-year earnings in both the fiscal fourth quarter and full year of 2019 included growth in total interest income driven by loan growth, lower loan loss provisions, and lower total noninterest expense.

•

Pretax income in fiscal 2019 was $15.0 million, up from $12.2 million in fiscal 2018. Pre-tax income provides a better year-over-year comparison due to the one-time charge to income tax expense of $3.7 million in the fiscal first quarter of 2018 as described above.

•	Total interest income in fiscal 2019 increased 5% to $67.8 million from $64.5 million in fiscal 2018, primarily reflecting higher interest income generated by loans.

•

Total net loans at September 30, 2019 increased $23.6 million from September 30, 2018, primarily reflecting year-over-year 12% growth in commercial loans and 15% growth in commercial real estate (CRE) loans, partially offset by a decline in indirect auto loan balances of $64.2 million during the same period, which reflected the Company’s decision to discontinue indirect auto lending in July 2018.

•

The Company’s provision for loan losses decreased to $2.1 million for the year ended September 30, 2019, compared with $4.0 million for the year ended September 30, 2018, reflecting declining loan charge offs and continued stable asset quality. The ratio of nonperforming assets to total assets was 0.57% at September 30, 2019, improving from 0.64% a year earlier.

•

Core deposits (demand accounts, savings and money market) increased to 67% of total deposits at September 30, 2019 from 61% at September 30, 2018, reflecting year-over-year growth of interest-bearing demand accounts and double-digit growth in noninterest bearing and money market deposits.

•	Expense management led to a 4.5% decline in total noninterest expense for the year ended September 30, 2019 compared to the same period in 2018.

•	For the year ended September 30, 2019, the Company’s return on average assets and return on average equity improved to 0.69% and 6.80%, compared with 0.36% and 3.61%, respectively, in fiscal 2018.

•

Total stockholders’ equity increased to $189.5 million at September 30, 2019 from $179.2 million at September 30, 2018. Tangible book value per share at September 30, 2019 increased to $15.43 compared with $13.92 at September 30, 2018.

•	The Company paid a quarterly cash dividend of $0.10 per share on September 28, 2019, its 46th consecutive quarterly cash dividend to shareholders.

“We have meaningful momentum as we enter our new fiscal year, supported by solid, stable retail banking activity, an attractive pipeline of commercial loans, and credit monitoring and management practices focused on maintaining a sound balance sheet,” explained Olson. “We look forward to continuing to generate quality revenue and earnings and building value for shareholders.”

Fiscal Fourth Quarter, Year Income Statement Review

Total interest income was $16.8 million for the three months ended September 30, 2019, up from $16.6 million for the three months ended September 30, 2018. The primary driver was growth in interest income from loans to $14.3 million in fiscal fourth quarter 2019, up from $13.7 million a year earlier. Interest expense was $5.1 million for the quarter ended September 30, 2019 compared to $4.6 million for the same period in 2018, partially reflecting growth in deposits along with increases in the cost of both borrowings and retail deposits.

Total interest income was $67.8 million for the year ended September 30, 2019, up 5.1% from $64.5 million for the year ended September 30, 2018. The primary driver was 5.9% growth in interest income from loans to $56.5 million in 2019, up from $53.4 million in the same period a year earlier. Interest expense in the year ended fiscal 2019 was $20.7 million compared to $16.3 million for the same period in 2018.

Net interest income was $11.7 million for the three months ended September 30, 2019, compared with $12.0 million for the comparable period in fiscal 2018. The net interest margin for the fourth quarter of fiscal 2019 was 2.73%, compared with 2.79% for the fourth quarter of fiscal 2018. The net interest rate spread was 2.48% in fourth quarter of fiscal 2019, compared with 2.62% for the fourth quarter of fiscal 2018.

For the year ended September 30, 2019, net interest income was $47.0 million compared with $48.2 million for the comparable period in 2018. The net interest margin for the year ended September 30, 2019 was 2.73%, compared with 2.85% for the same period in 2018. The net interest rate spread was 2.50% in year ended September 30, 2019, compared with 2.71% for 2018.

The Company’s provision for loan losses decreased to $200,000 for the three months ended September 30, 2019, compared with $925,000 for the three months ended September 30, 2018. This decrease reflected provisioning primarily related to declining charge off activity. The Company’s provision for loan losses decreased to $2.1 million for the year ended September 30, 2019, compared with $4.0 million for the year ended September 30, 2018.

Noninterest income increased $99,000 or 5.0% to $2.1 million for the three months ended September 30, 2019, compared with $2.0 million for the three months ended September 30, 2018.

For the year ended September 30, 2019, noninterest income increased 4.4% to $8.2 million compared with $7.8 million for the year ended September 30, 2018. An increase in other income was the primary driver of the noninterest income increase, which included the recovery of $226,000 of previously expensed professional fees related to the settlement of a non-performing loan and the settlement of approximately $280,000 from a previously purchased credit impaired loan.

Noninterest expense decreased to $9.2 million for the three months ended September 30, 2019 compared with $9.4 million for the comparable period in fiscal 2018. Noninterest expense decreased $1.8 million or 4.5%, to $38.1 million for the year ended September 30, 2019 compared with $39.9 million for the comparable period in fiscal 2018. All noninterest expense categories other than compensation and employee benefits and data processing for the year ended September 30, 2019 decreased compared to the same period in 2018 reflecting the Company’s focus on expense management and reducing its efficiency ratio. Total noninterest expense for the 2018 period included approximately $700,000 of expenses related to branch closures and relocations.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets decreased $34.4 million to $1.80 billion at September 30, 2019, from $1.83 billion at September 30, 2018, primarily due to declines in investment securities available for sale and indirect auto loans, offset in part by growth in total loans.

Total net loans increased to $1.33 billion at September 30, 2019 from $1.31 billion at September 30, 2018. Residential real estate loans were $597.5 million at September 30, 2019, up $17.0 million from September 30, 2018. Indirect auto loans declined $64.2 million to $82.0 million at September 30, 2019 from $146.2 million at September 30, 2018, reflecting expected runoff of the portfolio following the Company’s previously announced discontinuation of indirect auto lending in July 2018.

Commercial real estate loans were $480.6 million at September 30, 2019, up from $416.6 million at September 30, 2018. Multi-family lending has been a particularly strong component of CRE activity. Commercial (primarily commercial and industrial) loans increased to $55.6 million at September 30, 2019 from $49.5 million at September 30, 2018.

Total deposits increased $6.0 million, or 0.5%, to $1.343 billion at September 30, 2019 from $1.337 billion at September 30, 2018. Core deposits (demand accounts, savings and money market) were $900.3 million, or 67.0% of total deposits, at September 30, 2019 compared to $811.6 million, or 60.7% of total deposits, at September 30, 2018. Noninterest bearing demand accounts exhibited strong year-over-year growth, increasing 11.1% to $175.9 million, while interest bearing demand accounts grew 1.5% to $224.7 million and money market accounts grew 23.2% to $364.6 million. Total borrowings decreased $50.2 million to $248.3 million at September 30, 2019 from $298.5 million at September 30, 2018.

Nonperforming assets totaled $10.3 million, or 0.57% of total assets, at September 30, 2019, down from $11.7 million, or 0.64% of total assets, at September 30, 2018 and $19.1 million or 1.06% of total assets, at June 30, 2019. The decrease in nonperforming assets for the three months ended September 30, 2019 is due to the reclassification of one commercial loan relationship totaling $8.3 million. Management believes that the Company is well secured and does not expect to incur any principal loss on this credit, which is part of a complex participation loan with other financial institutions. The allowance for loan losses was $12.6 million, or 0.94% of loans outstanding, at September 30, 2019, up from $11.7 million, or 0.89% of loans outstanding at September 30, 2018, primarily reflecting prudent reserving to match commercial loan growth.

For the three months ended September 30, 2019, the Company’s return on average assets and return on average equity were 0.82% and 7.72%, compared with 0.68% and 6.84%, respectively, in the comparable period of fiscal 2018. For the year ended September 30, 2019, the Company’s return on average assets and return on average equity were 0.69% and 6.80%, compared with 0.36% and 3.61%, respectively for the comparable fiscal 2018 period.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 9.67% at September 30, 2019, exceeding regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 9.59% at September 30, 2019.

Total stockholders’ equity increased $10.3 million to $189.5 million at September 30, 2019, from $179.2 million at September 30, 2018, primarily reflecting increases from net income and the change in accumulated other comprehensive loss, offset in part by dividends paid to shareholders and $7.8 million in stock repurchases. Tangible book value per share at September 30, 2019 was $15.43, compared with $13.92 at September 30, 2018.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2019	September 30, 2018
	(dollars in thousands)
ASSETS
Cash and due from banks	$48,426	$39,197
Interest-bearing deposits with other institutions	3,816	4,342

Total cash and cash equivalents	52,242	43,539
Certificates of deposit	—	500
Investment securities available for sale, at fair value	313,393	371,438
Loans receivable (net of allowance for loan losses of $12,630 and $11,688)	1,328,653	1,305,071
Regulatory stock, at cost	11,579	12,973
Premises and equipment, net	14,335	14,601
Bank-owned life insurance	39,601	38,630
Foreclosed real estate	240	1,141
Intangible assets, net	1,066	1,375
Goodwill	13,801	13,801
Deferred income taxes	5,122	8,441
Other assets	19,395	22,280

TOTAL ASSETS	$1,799,427	$1,833,790

LIABILITIES
Deposits	$1,342,830	$1,336,855
Short-term borrowings	107,701	179,773
Other borrowings	140,581	118,723
Advances by borrowers for taxes and insurance	6,700	6,826
Other liabilities	12,107	12,427

TOTAL LIABILITIES	1,609,919	1,654,604

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	181,161	180,765
Unallocated common stock held by the Employee Stock Ownership Plan	(7,803)	(8,255)
Retained earnings	102,465	94,112
Treasury stock, at cost	(85,216)	(77,707)
Accumulated other comprehensive loss	(1,280)	(9,910)

TOTAL STOCKHOLDERS’ EQUITY	189,508	179,186

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,799,427	$1,833,790

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30		Twelve Months Ended September 30
	2019	2018	2019	2018
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable	$14,276	$13,695	$56,522	$53,399
Investment securities:
Taxable	2,068	2,356	9,338	8,826
Exempt from federal income tax	48	147	335	903
Other investment income	370	364	1,564	1,375

Total interest income	16,762	16,562	67,759	64,503

INTEREST EXPENSE
Deposits	3,709	3,011	14,422	10,308
Short-term borrowings	549	989	3,471	3,516
Other borrowings	826	592	2,856	2,444

Total interest expense	5,084	4,592	20,749	16,268

NET INTEREST INCOME	11,678	11,970	47,010	48,235
Provision for loan losses	200	925	2,076	4,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,478	11,045	44,934	44,235

NONINTEREST INCOME
Service fees on deposit accounts	838	837	3,319	3,373
Services charges and fees on loans	331	309	1,225	1,319
Realized and Unrealized gains on equity securities	2	—	5	—
Trust and investment fees	365	288	1,099	1,020
Gain on sale of investment securities available for sale	—	87	44	162
Earnings on Bank-owned life insurance	245	250	971	1,004
Insurance commissions	206	189	818	764
Other	114	42	676	171

Total noninterest income	2,101	2,002	8,157	7,813

NONINTEREST EXPENSE
Compensation and employee benefits	5,992	6,074	24,029	23,802
Occupancy and equipment	1,027	1,041	4,189	4,461
Professional fees	450	612	2,054	2,368
Data processing	890	864	3,648	3,561
Advertising	200	213	699	903
Federal Deposit Insurance Corporation Premiums	(190)	192	417	871
Gain on foreclosed real estate	(12)	(24)	(81)	(24)
Amortization of intangible assets	74	88	309	469
Other	741	360	2,789	3,442

Total noninterest expense	9,172	9,420	38,053	39,853

Income before income taxes	4,407	3,627	15,038	12,195
Income taxes	699	542	2,415	5,664

Net Income	$3,708	$3,085	$12,623	$6,531

Earnings per share:
Basic	$0.35	$0.28	$1.18	$0.60
Diluted	$0.35	$0.28	$1.18	$0.60
Dividends per share	$0.10	$0.09	$0.40	$0.36

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2019	2018	2019	2018
	(dollars in thousands) (UNAUDITED)		(dollars in thousands) (UNAUDITED)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,794,904	$1,823,002	$1,823,170	$1,814,678
Total interest-earning assets	1,698,873	1,702,891	1,724,979	1,693,445
Total interest-bearing liabilities	1,400,211	1,459,537	1,448,975	1,456,103
Total stockholders’ equity	190,637	180,932	185,645	180,759
PER COMMON SHARE DATA:
Average shares outstanding – basic	10,562,770	10,945,880	10,733,166	10,833,844
Average shares outstanding – diluted	10,562,771	10,945,885	10,733,166	10,833,844
Book value shares	11,321,417	11,782,718	11,321,417	11,782,718
Net interest rate spread	2.48%	2.62%	2.50%	2.71%
Net interest margin	2.73%	2.79%	2.73%	2.85%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531